Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:
Paul G. Saari
Chief Financial Officer
(800) 497-7659

ATLANTIS PLASTICS ANNOUNCES
2004 FOURTH QUARTER AND FULL YEAR RESULTS

ATLANTA, GA – (March 1, 2005) Atlantis Plastics, Inc. (ASE: AGH) today announced its operating results for the fourth quarter and fiscal year ended December 31, 2004. Net sales for the year ended December 31, 2004 were $347.8 million compared with $289.1 million for 2003. Net income for the year ended December 31, 2004 was $11.5 million, or $1.42 per diluted share, compared with $8.2 million, or $1.06 per diluted share, in 2003.

Net sales for the fourth quarter of 2004 were $91.4 million compared with $77.6 million for the fourth quarter of 2003. Net income for the fourth quarter of 2004 was $2.7 million, or $0.33 per diluted share, compared with $3.1 million, or $0.40 per diluted share, for the fourth quarter of 2003. Operating income for the fourth quarter of 2004 decreased 6% from the fourth quarter of 2003 as both gross margins and operating margins returned to more normalized levels compared to those achieved in the fourth quarter of 2003, which was an unusually strong fourth quarter for the Company.

In the Company’s Plastic Films segment, net sales increased 22% in the fourth quarter and 19% for the year ended December 31, 2004 compared to the same periods in 2003. Plastic Films’ sales volume (measured in pounds) increased 6% and 10% for the quarter and year ended December 31, 2004, respectively, from the comparable periods in 2003. In the Injection Molding segment net sales for the fourth quarter and year ended December 31, 2004 increased 6% and 23%, respectively, from the comparable periods in 2003. Net sales for the fourth quarter and year ended December 31, 2004 in the Profile Extrusion segment increased 30% and 20%, respectively, from the comparable periods in 2003.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the fourth quarter of 2004 were $8.6 million compared with $9.1 million for the fourth quarter of 2003. Atlantis’ gross margin and operating margin for the fourth quarter of 2004 were 16% and 6%, respectively, compared with 18% and 8%, respectively, for the comparable period in 2003. For the year ended December 31, 2004, EBITDA, gross margin and operating margin were $35.2 million, 16% and 7%, respectively, compared with $30.6 million, 16% and 6%, respectively, for the comparable period in 2003. Net debt (total debt less cash) at December 31, 2004 was $87.7 million, compared to $74.2 million at December 31, 2003. The increase in net debt is primarily the result of the debt incurred to fund the LaVanture acquisition and increases in working capital related to the overall growth of our business.

Selling, general and administrative (“SG&A”) expenses for the fourth quarter of 2004 were $8.8 million compared with $7.6 million for the fourth quarter of 2003. SG&A expenses for the year ended December 31, 2004 were $32.7 million compared with $28.4 million for the year ended December 31, 2003. Both increases are primarily the result of increases in incentive and other compensation costs.

Anthony F. Bova, President and Chief Executive Officer, said, “We are extremely pleased with our operating results in 2004. In what we believe was a very competitive landscape in 2004, we successfully increased our sales by 20%, our EBITDA by 15%, and our earnings per share by 34%. In our Plastic Films segment, our film volume (measured in pounds) increased 6% for the quarter and was up 10% for the full year. Despite the rapid increases in resin prices in 2004, we were successful in growing our market share and protecting our margins. The strong volume growth for the year resulted in increases in gross profit and operating profit of 16% and 17%, respectively, compared to levels achieved in 2003. In 2005, we will continue our focus on increased market penetration and expansion of our customer base through enhanced customer service and product offerings.

“We are very pleased with the operating results of our Injection Molding segment in 2004. As a result of the strong growth from both our building products line and our traditional custom injection molded product lines, we increased sales in 2004 by 23%. Sales growth generated increases in gross profit and operating profit of 31% and 55%, respectively, compared to levels achieved in 2003. We believe that our Injection Molding segment has excellent momentum moving into 2005, and we are confident that we will see continued growth from both our building products line as well as our traditional custom injection molded product lines.

“In our Profile Extrusion segment, 2004 sales, gross profit and operating profit increased 20%, 19% and 25%, respectively, compared to the 2003 results. The integration of LaVanture Plastics, acquired on November 9, 2004, has gone well, providing us with a dynamic business platform from which to support our customer base and expand our business in the regional recreational vehicle market.”

Atlantis Plastics, Inc. is a leading U.S. manufacturer of polyethylene stretch and custom films and molded plastic products. Stretch films are used to wrap pallets of materials for shipping or storage. Custom films are made-to-order specialty film products used in the industrial and packaging markets. Atlantis’ injection molded and profile extruded plastic products are used primarily in the appliance, automotive, agricultural, building supply, and recreational vehicle industries.

Statements herein regarding expected performance of the Company’s business and expected levels of demand constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such statements are based on the Company’s current expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement. With respect to these statements, the Company has made assumptions regarding expected economic conditions, expected volumes and price levels of purchases by customers and raw material costs. The forward-looking statements are subject to certain risks including, among others, that the foregoing assumptions are inaccurate. There are many factors that impact these forward-looking statements that cannot be predicted accurately. These risks and uncertainties include, but are not limited to, fluctuations in plastic resin prices, the Company’s high debt level, the risks inherent with predicting revenue and earnings outcomes as well as other “Factors That May Affect Future Results” set forth in the Company’s Form 10-K for its fiscal year ended December 31, 2003 filed with the Securities and Exchange Commission.

Management believes its estimates are reasonable; however, undue reliance should not be placed on such estimates, which are based on current expectations. The information contained herein speaks as of the date hereof and the Company does not undertake any obligation to update such information as future events unfold.

Atlantis will hold its quarterly conference call to discuss operating results today at 11:00 a.m. eastern standard time. To participate in the conference call, please call 1-800-270-1153 (Participant Code 51550#).

For more information, please visit www.atlantisstock.com.

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ATLANTIS PLASTICS, INC.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Year Ended
	December 31,		December 31,
(in thousands, except per share data)	2004	2003	2004	2003

Net sales	$91,439	$77,582	$347,802	$289,098
Cost of sales	76,899	63,850	291,334	242,158

Gross profit	14,540	13,732	56,468	46,940

Selling, general and administrative expenses	8,830	7,645	32,709	28,395

Operating income	5,710	6,087	23,759	18,545

Net interest expense	(1,635)	(1,395)	(5,643)	(5,790)
Other income	135	109	168	324

Income before provision for income taxes	4,210	4,801	18,284	13,079

Provision for income taxes	1,496	1,653	6,769	4,839

Net income	$2,714	$3,148	$11,515	$8,240

Basic earnings per share	$0.35	$0.41	$1.49	$1.08
Diluted earnings per share	$0.33	$0.40	$1.42	$1.06
Weighted average number of shares used in computing earnings per share (in thousands):

Basic	7,767	7,624	7,709	7,606
Diluted	8,199	7,898	8,131	7,750

ATLANTIS PLASTICS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(in thousands, except share and per share data)	2004	2003

ASSETS
Cash and cash equivalents	$51	$3,001
Accounts receivable, net of allowances of $1,228 and $1,281, respectively	45,982	39,601
Inventories	38,186	23,305
Other current assets	4,760	3,583
Deferred income tax assets	3,978	3,003

Total current assets	92,957	72,493

Property and equipment, net	64,165	60,347
Goodwill, net of accumulated amortization	51,413	47,212
Other assets	4,759	5,646

Total assets	$213,294	$185,698

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued expenses	$41,048	$36,149
Current portion of long-term debt	6,955	10,487

Total current liabilities	48,003	46,636

Long-term debt, less current portion	80,790	66,713
Deferred income tax liabilities	11,211	12,731
Other liabilities	1,013	1,213

Total liabilities	141,017	127,293

Commitments and contingencies	—	—

Shareholders’ equity:
Class A Common Stock, $.10 par value, 20,000,000 shares authorized, 5,556,566 and 5,170,842 shares issued and outstanding in 2004 and 2003	556	517
Class B Common Stock, $.10 par value, 7,000,000 shares authorized, 2,227,057 and 2,456,981 shares issued and outstanding in 2004 and 2003	223	246
Additional paid-in capital	12,595	11,119
Notes receivable from sale of common stock	(452)	(1,317)
Retained earnings	59,355	47,840

Total shareholders’ equity	72,277	58,405

Total liabilities and shareholders’ equity	$213,294	$185,698

ATLANTIS PLASTICS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31,
(in thousands)	2004	2003

OPERATING ACTIVITIES
Net income	$11,515	$8,240
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and other amortization	11,340	11,760
Loan fee amortization	1,029	1,012
Gain on disposal of assets	(29)	—
Interest receivable from shareholder loans	31	33
Income tax benefit from stock option exercises	483	—
Deferred income taxes	80	1,605
Changes in operating assets and liabilities:
Accounts receivable	(6,381)	(11,035)
Inventory	(13,659)	(1,347)
Other current assets	(1,177)	1,566
Accounts payable and accrued expenses	4,093	8,037
Other assets and liabilities	(297)	1,159

Net cash provided by operating activities	7,028	21,030

INVESTING ACTIVITIES
Capital expenditures	(12,943)	(7,033)
Purchase of business	(9,404)	—
Proceeds from asset dispositions	4	—

Net cash used for investing activities	(22,343)	(7,033)

FINANCING ACTIVITIES
Net borrowings (repayments) under senior credit facility	11,058	(7,200)
Repayments on term loans	(513)	(3,900)
Repayment on other long-term debt	—	(604)
Financing costs associated with senior credit facility	(23)	(1,121)
Repayments on notes receivable from shareholders	834	332
Proceeds from exercise of stock options	1,009	272

Net cash provided by (used for) financing activities	12,365	(12,221)

Net (decrease) increase in cash and cash equivalents	(2,950)	1,776
Cash and cash equivalents at beginning of year	3,001	1,225

Cash and cash equivalents at end of year	$51	$3,001

Supplemental disclosure of non-cash activities:
Non-cash change in accounts receivable and accounts payable in connection with supplier agreements	$851	$107

ATLANTIS PLASTICS, INC.
SEGMENT/TREND INFORMATION

	2004					2003
(in millions)	YTD	Q4	Q3	Q2	Q1	YTD	Q4	Q3	Q2	Q1

NET SALES
Plastic Films	$222.3	$60.6	$56.9	$54.1	$50.7	$186.4	$49.8	$49.1	$41.4	$46.1
Injection Molding	99.9	23.9	26.1	26.1	23.8	81.4	22.5	21.6	20.5	16.8
Profile Extrusion	25.6	6.9	6.4	6.6	5.7	21.3	5.3	5.9	5.3	4.8

Total	$347.8	$91.4	$89.4	$86.8	$80.2	$289.1	$77.6	$76.6	$67.2	$67.7

GROSS MARGIN
Plastic Films	16%	16%	16%	15%	15%	16%	18%	15%	14%	16%
Injection Molding	16%	14%	16%	17%	16%	15%	16%	15%	14%	13%
Profile Extrusion	23%	21%	24%	25%	23%	24%	19%	25%	26%	25%

Total	16%	16%	17%	16%	16%	16%	18%	16%	15%	16%

OPERATING MARGIN
Plastic Films	6%	6%	6%	6%	6%	6%	8%	6%	2%	6%
Injection Molding	7%	6%	8%	8%	8%	6%	7%	7%	5%	4%
Profile Extrusion	13%	10%	14%	15%	12%	13%	7%	15%	14%	14%

Total	7%	6%	7%	7%	7%	6%	8%	7%	4%	6%

RECONCILIATION OF NET INCOME TO EBITDA(1)

	2004					2003
(in millions)	YTD	Q4	Q3	Q2	Q1	YTD	Q4	Q3	Q2	Q1

Net income	$11.5	$2.7	$3.2	$3.1	$2.5	$8.2	$3.1	$2.5	$0.9	$1.7
Net interest expense	5.6	1.6	1.4	1.3	1.3	5.8	1.4	1.4	1.4	1.6
Provision for income taxes	6.8	1.5	1.9	1.9	1.5	4.8	1.6	1.6	0.6	1.0
Depreciation and other amortization	11.3	2.8	2.7	2.9	2.9	11.8	3.0	3.0	2.9	2.9

EBITDA	$35.2	$8.6	$9.2	$9.2	$8.2	$30.6	$9.1	$8.5	$5.8	$7.2

(1)	EBITDA as presented is defined as earnings before interest, taxes, depreciation and amortization.
The Company believes EBITDA is a useful financial metric used by investors to assess financial performance.